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Exhibit 99.4

LIBERTY INTERACTIVE CORPORATION

FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

        Up to [                ] Shares of Common Stock Issuable Upon Exercise of Transferable Rights

        This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by Liberty Interactive Corporation (the "Company") of transferable rights to subscribe for shares of the Company's Series A Liberty Ventures common stock, par value $0.01 per share ("Series A Liberty Ventures Common Stock"), by holders of record of the Company's Series A and Series B Liberty Interactive common stock ("Record Date Stockholders") as of 5:00 p.m., New York City time, on the distribution record date (as such term is defined in the Prospectus) (the "Record Date").

        Pursuant to the offering, the Company is issuing rights (the "Series A Rights") to subscribe for up to [                ] shares of its Series A Liberty Ventures Common Stock, on the terms and subject to the conditions described in the Company's prospectus, dated [                        ], 2012 (the "Prospectus"). The Series A Rights may be exercised by holders thereof (the "Rights Holders") at any time during the subscription period, which commences upon the determination of the Subscription Price (as defined below), which we expect to occur promptly following the 20th trading day after the distribution (as such term is defined in the Prospectus) is completed. The Rights Offering will expire at 5:00 p.m., New York City time, on the 20th trading day following the commencement of the Rights Offering, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The Series A Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol "LVNAR" until the Expiration Date.

        As described in the Prospectus, Record Date Stockholders will receive 1/3 of a Series A Right for each share of Series A Liberty Ventures common stock or Series B Liberty Ventures common stock to be received by such holder in the distribution. Each whole Series A Right entitles a holder (the "Rights Holder") to purchase one new share of Series A Liberty Ventures Common Stock, which is referred to as the "Basic Subscription." The subscription price per share (the "Subscription Price") will be equal to a 20% discount to the 20 trading day volume weighted average trading price of the Series A Liberty Ventures common stock beginning on the first day on which the Series A Liberty Ventures common stock begins trading in the regular way on the Nasdaq Global Select Market following the distribution.

        If any shares of Series A Liberty Ventures Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the "Remaining Shares"), a Rights Holder that has exercised fully its Series A Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the "Oversubscription Privilege."

        The Series A Rights are evidenced by a subscription certificate (a "Rights Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of the Company's Liberty Interactive common stock registered in your name or the name of your nominee on the Record Date is entitled to 1/3 of a Series A Right for every share of Series A Liberty Ventures Common Stock to be received by such beneficial owner in the distribution.

        We are asking persons who hold shares of the Company's Series A Liberty Ventures Common Stock beneficially, and who have received the Series A Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

        If you exercise the Oversubscription Privilege on behalf of beneficial owners of Series A Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the number of shares of Liberty Ventures Common Stock held on behalf of each beneficial owner as a result of the distribution, the aggregate number of Series A Rights that have been exercised pursuant to the Basic Subscription, whether the Series A

Rights exercised pursuant to the Basic Subscription on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Series A Liberty Ventures Common Stock being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

        Enclosed are copies of the following documents:

  1.
  Prospectus, dated [                        ], 2012;

  2.
  A form of letter which may be sent to beneficial holders of the Company's Series A and Series B Liberty Ventures Common Stock; and

  3.
  A Notice of Guaranteed Delivery.

        You will have no right to rescind a subscription after receipt of the payment of the Subscription Price, except as described in the Prospectus. Series A Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

        Additional copies of the enclosed materials may be obtained from the Information Agent, D.F. King & Co., Inc., toll-free at the following telephone number: 1-888-628-9011.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGERS, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SERIES A RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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  Exhibit 99.4
LIBERTY INTERACTIVE CORPORATION FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES